Exhibit 99.1

For Immediate Release:

Auto Underwriters of America Opens a Fourth Car Sales Center

Houston, Texas, January 19, 2007 - Auto Underwriters of America, Inc. (OTC BB: ADWT), a non-prime vehicle lender and specialty auto retailer, will open its fourth automobile sales center as part of its strategy to further expand the Company’s auto retailing and direct lending business. To facilitate this expansion, the Company is leasing 18,000 square feet of floor space in North West Houston, Texas. The Company believes that the new sales center, which should be fully operational by the end of February, 2007, will produce sales volumes of at least 35 to 45 vehicles per month.

Company President, Dean Antonis, said that the new sales center should add considerably to the Company’s current revenues. “Our auto retailing business perfectly complements the non-prime and direct lending portions of our ‘Buy here, Pay here’ strategy and therefore can directly impact revenues in each of these areas. Because of this synergistic effect, a mature store can be expected to generate approximately $8,000,000 in annual gross revenue. Currently all of our stores are located in Texas, which constitutes a $150 million market for us, and it is our objective to fully develop this market over the next few years. Our near-term plan is to have five stores open by the time this fiscal year ends in June 2007, and a total of eight stores open by fiscal year-end 2008,” Mr. Antonis said.

About Auto Underwriters of America, Inc.
Headquartered in San Jose, California, Auto Underwriters of America, Inc. is a growing Company, engaged in non-prime auto financing, specialty automotive retailing and direct lending. The Company acquires directly or through intermediaries installment contracts originated by automobile dealers in connection with their sale of new and used vehicles to borrowers with limited credit histories or past credit problems. Auto Underwriters also provides financing programs to automobile dealers through its Web site, autounderwriters.com, which allows dealers to input various fields of information into an online financing application and obtain an automatic credit decision. In addition, the Company operates specialty automotive dealerships and provides direct lending services for the buy here, pay here market.

Disclosure Statement
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company. Some statements in this release, including statements regarding management's expectations for future financial results and access to capital markets, are forward-looking statements. Investors are cautioned that these forward-looking statements regarding Auto Underwriters of America, Inc., its operations and its financial results involve risks and uncertainties, including risks of accessing capital markets on terms acceptable to Auto Underwriters, downturns in economic conditions generally and specifically in the lending and in the retail auto markets; risks regarding market acceptance of and demand for Auto Underwriters’ products and services; risks of failing to attract and retain key managerial and technical personnel; risks associated with competition and competitive pricing pressures; risks associated with investing in new businesses; and risk associated with litigation.

Contacts

Todd Atenhan Investor Relations (888) 917-5105	Bill Kellagher Auto Underwriters of America, Inc. (972) 267-5100